     NEWS
RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2191
For more information contact:
David C. Burney, Chief Financial Officer
Phone: (716) 805-1599, ext. 159
Fax: (716) 805-1286
Email: dburney@astronics.com
FOR IMMEDIATE RELEASE

Astronics Corporation Announces $1.1 million Increase in Third Quarter Net Income

  42% organic sales growth driven by night vision conversion program for foreign F-16 fleet

  Strong profit performance from Astronics AES

EAST AURORA, NY, November 8, 2005 - Astronics Corporation (NASDAQ: ATRO), a leading manufacturer of advanced, high-performance lighting, electronics and electrical power systems for the global aerospace industry, reported net income of $0.8 million, or $.10 per diluted share, for the third quarter of 2005, which ended October 1. This represents an increase of $1.1 million and $.15 per diluted share over last year's third quarter loss.

Higher net income was driven by a $12.0 million increase in sales from a combination of the addition of an acquired business and 42% organic growth. Sales in the third quarter 2005 were $20.4 million compared with $8.4 million in the third quarter of 2004. Astronics Advanced Electronic Systems (AES), which was acquired in February of this year, contributed $8.4 million to the growth in sales. Astronics' organic sales increased $3.5 million to $12.0 million compared with $8.4 million in the third quarter of 2004. Organic growth was buoyed by $2.1 million in deliveries of F-16 night vision kits to the Republic of South Korea. This program should be completed in the fourth quarter of this year. AES's strong performance reflects deliveries of power conditioning units for the U. S. Navy's Tactical Tomahawk missile program, which went into high rate production during July. Deliveries for the Tactical Tomahawk missile program are expected to go through December of 2006.

Year-to-date net income grew to $1.6 million, or $.20 per share, from a loss of $0.1 million, or $(.01) per share for the same period last year. Sales for the first nine months of 2005 were $54.9 million compared with $26.4 million for the same period last year. 2005 organic sales increased 30%, to $34.2 million, while the acquisition contributed $20.7 million to the total.

Operating profit improved to $1.6 million, or 7.8% of sales, in this year's third quarter from a loss of $0.4 million, or 4.5% of sales, in the third quarter of 2004. AES' operating profit for the quarter was $1.2 million, or 14%, while Astronics' organic business contributed $0.4 million, or 3%. The improvement in margins of Astronics' organic business was driven by increased sales volume and improved product mix, which was partially offset by a $0.2 million increase in engineering and development costs net of nonrecurring engineering revenue.

On a year-to-date basis, operating profit improved to $3.6 million from $0.2 million in 2004. The acquisition contributed $2.7 million, while operating margins for Astronics' organic business improved $0.7 million to $0.9 million.

Peter J. Gundermann, President and CEO of Astronics, commented, "This quarter demonstrates the progress we are making on several fronts. AES continues to exceed our original expectations, both in profit contribution, as well with the continued development of new opportunities. At the same time, our organic business continues to strengthen and build momentum. The aerospace markets remain strong

-MORE-

Astronics Corporation Announces Third Quarter 2005 Net income Triples

November 8, 2005

and strong aircraft build and refurbishment rates tend to result in measurable interest and demand for our products." He went on to say, "Looking forward, we expect fourth quarter revenue to continue in the $20 to $21 million range. During the next six months, we are expecting an increase in our engineering and development (E&D) costs. Requirements for the Joint Strike Fighter Program, the Eclipse micro-jet aircraft and a few, not yet announced, platforms will converge during the next two to three quarters. Incremental E&D could vary during the period from a few hundred thousand to over a half million." Sales to the commercial transport market in the third quarter of 2005 were $7.9 million, representing approximately 39% of total sales, compared with $1.5 million and approximately 17% of total sales in the same period last year. Higher commercial transport sales reflect the addition of Astronics AES and its strong market position with its power distribution products. Business jet market sales were $3.8 million, up 57% from $2.4 million last year. The growth in sales to the business jet market was due primarily to increased aircraft production rates. Military sales were $8.3 million, a 94% increase over sales in the third quarter of 2004. Contributing to this increase were sales of F-16 night vision kits totaling $2.1 million in addition to AES sales for the Tactical Tomahawk power conditioning units.

For the first nine months of 2005, 36% of sales were to the military market, 41% to the commercial transport market and 22% to the business jet market. For the first nine months of 2004, Astronics had sales of 48% to the military market, 19% to the commercial transport market and 29% to the business jet market. Mr. Gundermann added, "We like the current diversity we have, not only among the various markets, but within those markets as well. Even though we don't necessarily target a certain optimal market mix, but rather target opportunities that fit our capabilities, the result is that we have a wide range of customers and are designed on an excellent breadth of platforms." Bookings for the third quarter were $20.2 million and $58.6 million for the nine-month period. At the end of the quarter, backlog was $77.6 million, up from backlog of $25.6 million when compared with last year's third quarter, and relatively flat with backlog of $77.9 at the end of the second quarter of this year. Third quarter 2005 backlog includes Astronics AES backlog of $50.0 million.

Capital expenditures were $0.4 million for the quarter. Year-to-date capital expenditures were $1.8 million. Capital spending for the remainder of 2005 is expected to be in the range of $.6 million to $.8 million. Depreciation and amortization was $0.7 million in the quarter and $2.0 million year-to-date.

Webcast and Conference Call

The release of the financial results on November 8, 2005, will be followed by a company-hosted teleconference at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics' corporate strategy and outlook. A question-and-answer session will follow. The Astronics conference call can be accessed the following ways:

  The live webcast can be found at http://www.astronics.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by dialing (303) 262-2139 approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

  The archived webcast will be at http://www.astronics.com. A transcript will also be posted once available.

  A replay can also be heard by calling (303) 590-3000, and entering passcode 11041571#. The telephonic replay will be available through Thursday, November 16, 2005 at 11:59 p.m. ET.

-MORE-

Astronics Corporation Announces Third Quarter 2005 Net income Triples

November 8, 2005

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leading manufacturer of advanced, high-performance lighting and electrical power distribution systems for the global aerospace industry. Its strategy is to expand the value and content it provides to various aircraft platforms through product development and acquisition. Astronics Corporation, and its wholly-owned subsidiaries Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.

For more information on Astronics and its products, visit its website at www.Astronics.com.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, the ability to cross sell products and expand markets, internal production capabilities, the timing of orders received, the status of customer projects, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

-MORE-

Astronics Corporation Announces Third Quarter 2005 Net income Triples

November 8, 2005

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)
(in thousands except per share data)
Three months ended			Nine months ended
10/1/2005		10/2/2004	10/1/2005	10/2/2004
Sales	$20,421	$8,449	$54,916	$26,358
Cost of products sold	15,947	7,469	43,654	22,241
Gross margin	21.9%	11.6%	20.5%	15.6%
Selling general and administrative expense	2,890	1,363	7,692	3,895
Income from operations	1,584	(383)	3,570	222
Operating margin	7.8%	-4.5%	6.5%	0.8%
Interest expense	202	61	506	203
Income taxes	592	(85)	1,468	95
Net Income	$790	$(359)	$1,596	$(76)

Basic earnings per share:	$0.10	$(0.05)	$0.20	$(0.01)
Diluted earnings per share:	$0.10	$(0.05)	$0.20	$(0.01)

Weighted average diluted shares outstanding	8,094	7,762	8,006	7,758

Capital expenditures	$432	$279	$1,765	$682
Depreciation and amortization	$720	$337	$2,042	$995
ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(unaudited)
(in thousands)
	10/1/2005	12/31/2004
ASSETS:
Cash and cash equivalents	$1,786	$8,476
Short -term investments	-	1,000
Accounts receivable	14,096	5,880
Inventories	18,551	7,110
Prepaid expenses	808	1,356
Deferred income taxes	50	660
Property, plant and equipment, net	21,578	15,221
Other assets	8,965	5,533
Total Assets	$65,834	$45,236

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long term debt	$914	$908
Note payable	7,000	-
Accounts payable and accrued expenses	17,071	4,937
Current liabilities of discontinued operations	-	533
Long-term debt	10,695	11,154
Other liabilities	5,557	5,044
Shareholders' equity	24,597	22,660
Total liabilities and shareholders' equity	$65,834	$45,236

-MORE-

Astronics Corporation Announces Third Quarter 2005 Net Income Triples

November 8, 2005

ASTRONICS CORPORATION
SALES BY MARKET
($, in thousands)
	Three Months Ended			Nine Months Ended
	10/1/2005	10/2/2004	% change	10/1/2005	10/2/2004	% change	2005 YTD %

Military	$8,330	$4,289	94.22%	$19,500	$12,666	53.96%	35.51%
Commercial Transport	7,943	1,459	444.41%	22,534	4,960	354.31%	41.03%
Business Jet	3,812	2,427	57.07%	11,914	7,642	55.90%	21.69%
Other	336	274	22.63%	968	1,090	-11.19%	1.76%
Total	$20,421	$8,449	141.70%	$54,916	$26,358	108.35%	100.00%

ASTRONICS CORPORATION
SALES BY PRODUCT
($, in thousands)
	Three Months Ended			Nine Months Ended
	10/1/2005	10/2/2004	% change	10/1/2005	10/2/2004	% change	2005 YTD %

Cockpit Lighting	$8,792	$5,031	74.76%	$22,508	$15,028	49.77%	40.99%
Cabin Power & Data	4,472	-	NA	12,556	-	NA	22.86%
Airframe Power	3,351	-	NA	7,278	-	NA	13.25%
External Lighting	1,933	1,782	8.47%	6,632	5,566	19.15%	12.08%
Cabin Lighting	1,537	1,362	12.85%	4,974	4,674	6.42%	9.06%
Other	336	274	22.63%	968	1,090	-11.19%	1.76%
Total	$20,421	$8,449	141.70%	$54,916	$26,358	108.35%	100.00%

ORDER AND BACKLOG TREND
($, in thousands)

	Q1 04	Q2 04	Q3 04	Q4 04	FY	Q1 05	Q2 05	Q3 05	Nine Months
	4/3/04	7/3/04	10/2/04	12/31/04	12/31/04	4/2/05	7/2/05	10/1/05	10/1/05
Bookings	$13,270	$8,300	$11,700	$9,862	$43,132	$14,868	$23,564	$20,176	$58,608
Backlog	$23,030	$22,300	$25,600	$27,170	$27,170	$72,292	$77,856	$77,611	$77,611
Book:Bill	1.48	0.93	1.38	1.18	1.24	0.95	1.25	0.99	1.07

###